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Exhibit 10.55

APPENDIX A

TO THE

EDISON INTERNATIONAL

AFFILIATE OPTION

DEFERRED COMPENSATION PLAN

(AMENDED AND RESTATED)

i

ARTICLE 10 CONDITIONS RELATED TO BENEFITS		10
10.1	Nonassignability.	10
10.2	No Right to Assets.	11
10.3	Protective Provisions.	11
10.4	Taxes, Tax Withholding.	11
10.5	Employer's Right to Defer Payment.	11
10.6	Termination of Employment.	11
10.7	Payments on Behalf of Persons Under Incapacity.	11
ARTICLE 11 PLAN ADMINISTRATION		12
11.1	General.	12
11.2	Administrator Action.	12
11.3	Powers and Duties of the Administrator.	12
11.4	Construction and Interpretation.	12
11.5	Information.	12
11.6	Compensation, Expenses and Indemnity.	13
ARTICLE 12 BENEFICIARY DESIGNATION		13
12.1	Beneficiary Designations—General.	13
12.2	Payments to Minors.	13
ARTICLE 13 AMENDMENT OR TERMINATION OF PLAN		14
13.1	Amendment of Plan.	14
13.2	Termination of Plan.	14
13.3	Amendment or Termination After Change in Control.	14
13.4	Exercise of Power to Amend or Terminate.	14
13.5	Constructive Receipt Termination.	14
ARTICLE 14 CLAIMS AND ARBITRATION PROCEDURES		14
14.1	Claims and Review Procedures.	14
14.2	Dispute Arbitration.	15
ARTICLE 15 MISCELLANEOUS		15
15.1	Successors.	15
15.2	ERISA Plan.	15
15.3	Trust.	15
15.4	Employment Not Guaranteed.	16
15.5	Continued Service.	16
15.6	Gender, Singular and Plural.	16
15.7	Captions.	16
15.8	Validity.	16
15.9	Waiver of Breach.	16
15.10	Expenses.	16
15.11	Applicable Law.	16
15.12	Notice.	17

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APPENDIX A

TO THE

EDISON INTERNATIONAL

AFFILIATE OPTION DEFERRED COMPENSATION PLAN

(AS AMENDED AND RESTATED)

        WHEREAS, at the time that Edison International ("EIX") adopted the Edison International Affiliate Option Deferred Compensation Plan (the "Plan"), EIX was advised that employees of Edison Mission Energy in Singapore (the "Singapore Employees") would be subject to immediate taxation in Singapore on amounts deferred under the Plan and that, in order to avoid the loss of foreign tax credits with respect to the payment of such taxes in Singapore, the Singapore Employees should receive lump sum distributions of their account balances under the Plan in January of 2005;

        WHEREAS, EIX has subsequently been advised that the Singapore Employees will not be subject to Singapore taxes on their deferred compensation under the Plan until they receive distributions of their account balances under the Plan and, therefore, that distributions in January of 2005, will not be necessary to preserve foreign tax credits; and

        WHEREAS, EIX has amended the Plan by amending and restating this Appendix A to the Plan to eliminate the January 2005 mandatory lump sum distribution provisions applicable to Singapore Employees and to make certain corresponding changes, effective as of August 7, 2000.

        NOW THEREFORE, this amended and restated Appendix A to the Edison International Affiliate Option Deferred Compensation Plan supercedes the original Appendix A, effective as of August 7, 2000.

        Notwithstanding anything to the contrary contained in the main body of the Edison International Affiliate Option Deferred Compensation Plan document, the provisions of this Appendix A set forth the provisions of the Plan that are applicable to individuals who are employed by Edison Mission Energy in Singapore on the Exchange Date.

ARTICLE 1
DEFINITIONS

        Whenever the following words or phrases are used in this Appendix A with the first letter capitalized, they shall have the meanings specified below.

        Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.

        Affiliate means EIX or any corporation or entity, which, along with EIX, is a component member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code.

        Affiliate Option means an Edison Mission Energy affiliate option performance award awarded to an Eligible Person pursuant to the terms of the EIX Officer Long-Term Incentive Compensation Plan, the EIX Management Long-Term Incentive Compensation Plan, or the EIX Equity Compensation Plan.

        Affiliate Option Exchange Offer or Exchange Offer means the offers by the Participating Affiliates that expire on August 7, 2000 to exchange all outstanding Affiliate Options for Cash Exchange Amounts and SEUs under the terms and conditions set forth in the Exchange Offer Circular.

        Beneficiary means the person or persons, or entity, entitled in accordance with Article 12 to receive all or a portion of a Participant's Plan benefits upon the Participant's death.

        Cash Exchange Amounts means the amounts, determined in accordance with the Exchange Offer Circular, that would become payable to a Participant in cash in 2001, 2002 and 2003 as a result of the Participant's acceptance of the Affiliate Option Exchange Offer.

        Cause means the willful failure by a Participant to substantially perform his or her duties for an Affiliate or the willful engaging by a Participant in conduct, which is injurious to an Affiliate, monetarily or otherwise.

        Change in Control means any event that triggers a "Distribution Date" under the Rights Agreement approved by the EIX Board of Directors on November 20, 1996, as amended on September 16, 1999.

        Code means the United States Internal Revenue Code of 1986, as amended from time to time.

        Deferral Account means the notional account for each Participant established for recordkeeping purposes to which amounts deferred under the Plan, denominated in cash, and interest thereon, is allocated under Article 4 of the Plan.

        EIX means Edison International or any successor corporation.

        Eligible Person means an individual who (a) is designated by a Participating Affiliate as eligible to participate in the Plan, and (b) is employed in Singapore by Edison Mission Energy on the Exchange Date, and (c) satisfies one of the requirements set forth in the following paragraph:

          An individual must satisfy at least one of the following three criteria to qualify as an Eligible Person: (a) he or she had individual Income (as defined below) in excess of $200,000 in each of 1998 and 1999 and reasonably expects to reach the same level in 2000, (b) he or she had joint Income with his or her spouse in excess of $300,000 in each of 1998 and 1999 and reasonably expects to reach the same level in 2000, or (c) he or she has an individual Net Worth (as defined below) or a joint Net Worth with his or her spouse in excess of $1,000,000. When making a Participation Election, an otherwise Eligible Person must attest, in writing in the Participation Election, to the fact that he or she satisfies one of these three criteria or the Participation Election shall be ineffective. The Administrator may rely on such representation in determining whether the individual is an Eligible Person. For purposes of this paragraph, the following definitions shall apply:

            "Income" means the sum of the individual's (or, with respect to the joint Income test, the individual's and his or her spouse's): (i) total gross wages and bonuses actually paid by an Affiliate or another employer, (ii) interest (whether taxable or non-taxable) and dividends received, (iii) gains or other income realized from investments (unrealized appreciation in the value of assets does not count as income for this purpose), and (iv) similar amounts of income actually paid or realized. "Income" is determined before taking into account taxes, deductions that may reduce income for tax purposes, deductions on account of contributions to a 401(k) retirement plan or nonqualified deferred compensation plan, and other expenses.

            "Net Worth" means the total current value of the individual's (or, with respect to the joint Net Worth test, the individual's and his or her spouse's) assets (including houses, other real estate, automobiles, investments and the value of vested Affiliate Options) minus his or her debts (including mortgages and other loans).

        Employer means the Participating Affiliate that employed the Participant at the time the Participant's Affiliate Option was awarded.

        ERISA means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

        Exchange Date means the date, determined in accordance with the Exchange Offer Circular, that the Affiliate Option Exchange Offer becomes effective and Affiliate Options are exchanged for Cash Exchange Amounts and SEUs.

        Exchange Offer Circular means the document describing the offer to exchange Edison Mission Energy Affiliate Options, dated July 3, 2000, together with the supplemental document describing such offer dated July 14, 2000.

        100% 10-Year Rate means an annual interest rate effective for a calendar year that is equivalent to 100% of the 120-month average annual rate of 10-year U.S. Treasury Notes determined as of October 15 of the preceding year.

        120% 10-Year Rate means an annual interest rate effective for a calendar year that is equivalent to 120% of the 120-month average annual rate of 10-year U.S. Treasury Notes determined as of October 15 of the preceding year.

        Participant means an Eligible Person who has filed a valid and effective Participation Election in accordance with Section 3.1.

        Participating Affiliate means EIX or Edison Mission Energy.

        Participation Election means a Participant's written election, on a form and filed in a manner prescribed by the Administrator for this purpose, to defer Cash Exchange Amounts and/or SEU Exchange Amounts under the Plan in accordance with Section 3.1.

        Plan means this Edison International Affiliate Option Deferred Compensation Plan, as amended from time to time.

        Retirement means a Participant's termination of employment with the Affiliates after attainment of age 55 and after completion of at least five years of service with an Affiliate, as determined by the Administrator.

        Scheduled Withdrawal means a distribution a Participant's entire vested Deferral Account as elected by the Participant in accordance with Section 9.1 of the Plan.

        Severe Financial Hardship means a financial hardship to a Participant that results from: (a) a sudden and unexpected illness or accident suffered by a Participant or his or her dependent(s), (b) loss of the Participant's property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances that arise as a result of events beyond a Participant's control. Examples of what will not be considered a Severe Financial Hardship include the Participant's need to pay college expenses for a dependent or the Participant's desire to purchase a home.

        Severe Financial Hardship Withdrawal means a distribution of all or a portion of a Participant's vested Deferral Account in accordance with Section 9.3 of the Plan.

        SEU means a stock equivalent unit granted to a Participant as a result of the Participant's acceptance of the Affiliate Option Exchange Offer.

        SEU Exchange Amounts means the amounts that would otherwise be paid to a Participant in cash in respect of the Participant's SEUs had the Participant not elected to defer such payment in accordance with the Plan.

        Total Disability means the permanent and total disability of a Participant as determined by the Benefits Committee of EIX, in its discretion.

        Unscheduled Withdrawal means a distribution of all or a portion of a Participant's vested Deferral Account in accordance with Section 9.2 of the Plan.

        Valuation Date means the last day of the month in which a Participant's termination of employment occurs, or for the purposes of calculating Scheduled, Unscheduled and Severe Financial Hardship Withdrawals under Article 9, the day before such withdrawal is made.

ARTICLE 2
PARTICIPATION

2.1   Commencement.

        An Eligible Person will become a Participant in the Plan as of the Exchange Date if he or she files a valid and effective Participation Election.

2.2   Continuation of Participation.

        Once a Deferral Account balance has been established, a Participant or Beneficiary will continue as a Participant or Beneficiary under the Plan as long as a balance remains in his or her Deferral Account.

ARTICLE 3
EMPLOYEE DEFERRALS

3.1   Participation Election.

        (a)    Cash Exchange Amounts Deferral.    An Eligible Person may make a one-time election to defer his or her Cash Exchange Amounts under the Plan by completing and submitting a Participation Election, which sets forth the Eligible Person's Cash Exchange Amounts deferral election, to the Administrator by August 7, 2000. All of the Eligible Person's Cash Exchange Amounts, or the Eligible Person's Cash Exchange Amounts in excess of a specified dollar amount, may be deferred under the Plan.

        (b)    SEU Exchange Amounts Deferral.    An Eligible Person may make a one-time election to defer 100%, but not less than 100%, of his or her SEU Exchange Amounts under the Plan by completing and submitting a Participation Election, which sets forth the Eligible Person's SEU Exchange Amounts deferral election, to the Administrator by August 7, 2000.

        (c)    Irrevocable Election.    A Participant's Participation Election is irrevocable once filed.

3.2   Vesting.

        (a)    Vesting in Deferral Accounts Upon Termination of Employment.    A Participant's right to receive Cash Exchange Amounts deferred under Section 3.1(a) and any interest thereon will be subject to the vesting terms and conditions of the original Affiliate Option awards. To that end, the portion of a Participant's Cash Exchange Amounts attributable to vested Affiliate Options (and interest thereon) shall be vested as of the Exchange Date. The portion of the Participant's Cash Exchange Amounts attributable to unvested Affiliate Options (and interest thereon) will vest on January 2, 2001, 2002, or 2003, as applicable. Cash Exchange Amounts deferred under Section 3.1(a) (and interest thereon) that are not vested on the Exchange Date will be conditionally credited to a Participant's Deferral Account and will be forfeited to the extent such amounts are not vested upon the termination of the Participant's employment with the Affiliates. Amounts credited to a Participant's Deferral Account that relate to SEU Exchange Amounts shall be fully vested since only vested SEUs will be converted to dollar credits to Deferral Accounts pursuant to Section 4.2.

        (b)    Vesting in Deferral Accounts Upon Retirement, Total Disability or Death.    A Participant whose employment with the Affiliates terminates on account of the Participant's Retirement, death, or following his or her Total Disability, will become vested in a pro rata portion of any Cash Exchange Amounts credited to his or her Deferral Account that are attributable to Affiliate Options granted in 1998 and/or 1999. In such event, X% of the aggregate amount credited to the Participant's Deferral Account attributable to 1998 Affiliate Options shall be vested, and X% of the aggregate amount credited to the Participant's Deferral Account attributable to 1999 Affiliate Options shall be vested. For this purpose, X shall be determined by dividing (i) the completed months that have elapsed between the date the Participant's 1998 Affiliate Options or 1999 Affiliate Options, as the case may be, were granted and the date of the Participant's termination of employment with the Affiliates, by (ii) 48.

        (c)    Vesting Upon a Change in Control.    A Participant shall automatically be 100% vested in the balance credited to his or her Deferral Account upon a Change in Control.

ARTICLE 4
DEFERRAL ACCOUNTS AND INTEREST—GENERAL RULES

4.1   Deferral Accounts.

        Solely for record keeping purposes, the Administrator will maintain a Deferral Account for each Participant to which Cash Exchange Amounts and/or SEU Exchange Amounts deferred under Section 3.1 and the interest thereon shall be credited. The Administrator may subdivide a Participant's Deferral Account into separate sub-accounts to keep track of the portions of the Participant's Deferral Account balance that are subject to different vesting schedules.

4.2   Crediting Deferral Accounts.

        (a)    Cash Exchange Amounts.    The portion of each Participant's Cash Exchange Amount that the Participant elects to defer in accordance with his or her Participation Election shall be credited to his or her Deferral Account as of the Exchange Date.

        (b)    SEU Exchange Amounts.    If an Eligible Person elects to defer his or her SEU Exchange Amounts in accordance with Section 3.1(b), all of the Eligible Person's vested SEUs will be converted to a dollar credit to his or her Deferral Account as of the first anniversary of the Exchange Date. Each of the Eligible Person's SEUs that is not vested on the first anniversary of the Exchange Date will be converted to a dollar credit to his or her Deferral Account as of the date such SEU becomes vested. The dollar amount to be credited to a Participant's Deferral Account upon conversion of his or her SEUs will be equal to (i) the sum of the daily average of the high and low trading prices of a share of EIX common stock on the New York Stock Exchange for each of the 20 trading days preceding the conversion date, divided by (ii) 20.

4.3   Debiting Deferral Accounts.

        Each Participant's Deferral Account shall be reduced by the amount of his or her distributions, withdrawals, amounts used to satisfy applicable tax withholding obligations, and any forfeited unvested Cash Exchange Amounts and the interest thereon. A Participant shall have no further rights with respect to an SEU if such SEU is converted to a dollar credit to his or her Deferral Account in accordance with Section 4.2(b).

4.4   Statement of Deferral Accounts.

        In accordance with procedures established by the Administrator, each Participant shall receive a statement indicating the balance credited to his or her Deferral Account at the end of each calendar quarter, or more or less frequently as determined by the Administrator.

4.5   Interest.

        All interest shall be compounded annually and credited to Participants' Deferral Accounts on a daily basis at the following rates:

          (a)    120% 10-Year Rate.    Each Participant's Deferral Account balance shall earn interest at the 120% 10-Year Rate, as in effect from time to time, from the date a balance is first credited to that Deferral Account until the date that such Deferral Account balance is zero.

          (b)    100% 10-Year Rate.    Notwithstanding Section 4.5(a), any Participant who terminates employment with the Affiliates (other than by reason of the Participant's Retirement, death, of following the Participant's Total Disability), and whose Deferral Account balance is to be distributed in installments rather than a single lump sum payment, shall earn interest on his or her Deferral Account balance beginning on the date his or her employment with the Affiliates terminates until the date that such account balance is zero at the 100% 10-Year Rate, as in effect from time to time (rather than the 120% 10-Year Rate applicable until the date the Participant's employment terminates).

ARTICLE 5
RETIREMENT BENEFITS

5.1   Amount of Benefits.

        Following a Participant's Retirement, the Participant's Employer will pay the Participant a retirement benefit in the form elected by the Participant in accordance with Section 5.2, based on the vested balance of the Participant's Deferral Account as of the Valuation Date. If paid as a lump sum, the retirement benefit will be equal to the vested balance of the Participant's Deferral Account. If paid in installments, the installments will be paid in amounts that will amortize the Participant's vested Deferral Account balance with interest credited at the 120% 10-Year Rate, as in effect from time to time, over the period of time benefits are to be paid. For purposes of calculating installments, the Participant's Deferral Account will be valued as of December 31 each year, and subsequent installments will be adjusted for the next calendar year according to procedures established by the Administrator.

5.2   Form of Benefits.

        A Participant may elect, by filing with the Administrator a written election on a form and in a manner prescribed by the Administrator, to have his or her Retirement benefits paid in cash:

          (a)   in a lump sum,

          (b)   in monthly installments paid over the Participant's choice of 60, 120, or 180 months, or

          (c)   in an initial lump sum of a specified percentage or dollar amount of the Participant's Deferral Account, with the remainder paid in monthly installments over the Participant's choice of 60, 120, or 180 months.

        If no valid election is made, the Participant will be deemed to have elected monthly installments over 180 months. Notwithstanding the foregoing, a Participant may elect the form of benefits or change the form of benefits elected by filing a new written election, on a form and in a manner prescribed by the Administrator, with the Administrator; provided, however, that if such new written election is received by the Administrator less than 13 months prior to the date of the Participant's Retirement, such new written election shall be ineffective and the Participant's benefits will be distributed in accordance with the payout election (or deemed election) in effect 13 months prior to the date of the Participant's Retirement.

5.3   Commencement of Benefits

        Retirement benefits will be paid or installments will commence within 60 days after the date of the Participant's Retirement, but in no event earlier than January 2, 2002 or as soon as administratively practicable thereafter.

5.4   Small Benefit Exception.

        Notwithstanding the provisions of Section 5.2, the Administrator may, in its sole discretion:

          (a)   pay benefits in a single lump sum if the sum of all benefits payable to the Participant is less than or equal to $3,500, or

          (b)   reduce the number of monthly installments elected by the Participant if necessary to produce a monthly benefit of at least $300.

ARTICLE 6
TERMINATION OF EMPLOYMENT BENEFITS

6.1   Termination of Employment.

        (a)    Amount of Benefits.    Upon termination of a Participant's employment with the Affiliates (other than due to the Participant's Retirement, death, or following the Participant's Total Disability), the Participant's Employer will pay the Participant a benefit in the form elected by the Participant in accordance with Section 6.1(b), based on the vested balance of the Participant's Deferral Account as of the Valuation Date. If paid as a lump sum, the benefit will be equal to the vested balance of the Participant's Deferral Account. If paid in installments, the installments will be paid in amounts that will amortize the Participant's vested Deferral Account balance with interest credited at the 100% 10-Year Rate, as in effect from time to time, over the period of time benefits are to be paid. For purposes of calculating installments, the Participant's Deferral Account will be valued as of December 31 each year, and subsequent installments will be adjusted for the next calendar year according to procedures established by the Administrator.

        (b)    Form of Benefits and Small Benefit Exception.    A Participant may elect, by filing with the Administrator a written election on a form and in a manner prescribed by the Administrator, to have his or her benefit paid in cash:

          (i)    in a lump sum, or

          (ii)   in three annual installments.

        If no valid election is made, the Participant will be deemed to have elected a lump sum. Notwithstanding the foregoing, a Participant who has not previously made an election under this Section 6.1(b) may at any time before November 30, 2003, elect the form of benefits by filing a new written election, on a form and in a manner prescribed by the Administrator, with the Administrator; provided, however, that if such new written election is received by the Administrator less than 13 months prior to the date of the Participant's termination of employment, such new written election shall be ineffective and the Participant's benefits will be distributed in a lump sum. The small benefit provisions of Section 5.4 shall apply to benefits payable in accordance with this Section 6.1. The election of the form of benefit under this Section 6.1(b) is irrevocable once the Participant files his or her election.

        (c)    Commencement of Benefits.    Benefits will be paid or installments will commence within 60 days after the date of the Participant's termination of employment, but in no event earlier than January 2, 2002 or as soon as administratively practicable thereafter.

6.2   Termination of Employment With Cause.

        Notwithstanding anything in Section 6.1 to the contrary, upon an Affiliate's termination of a Participant's employment with Cause, the Participant's Employer will pay the vested balance of the Participant's Deferral Account as of the Valuation Date. Such payment shall be made in a single lump sum within 60 days after the Participant's employment is terminated with Cause, but in no event earlier than January 2, 2002 or as soon as administratively practicable thereafter. The Employer may pay such benefits to the Participant earlier if the Employer so elects.

ARTICLE 7
DEATH BENEFITS

7.1   Pre-Retirement Death Benefits.

        If a Participant dies while actively employed by an Affiliate, the Participant's Employer will pay such Participant's Beneficiary the vested balance of the Participant's Deferral Account as of the Valuation Date. Such death benefits shall be paid to the Beneficiary in the form elected by the Participant in accordance with Section 5.2. If paid as a lump sum, the benefit will be equal to the vested balance of the Participant's Deferral Account. If paid in installments, the installments will be paid in amounts that will amortize the Participant's vested Deferral Account balance with interest credited at the 120% 10-Year Rate, as in effect from time to time, over the period of time benefits are to be paid. For purposes of calculating installments, the Participant's Deferral Account will be valued as of December 31 each year, and subsequent installments will be adjusted for the next calendar year according to procedures established by the Administrator. Benefits will be paid or installments will commence as soon as administratively practicable following the Participant's death, but in no event earlier than January 2, 2002 or as soon as administratively practicable thereafter.

7.2   Post-Retirement or Total Disability Death Benefits.

        If a Participant dies (a) after Retirement or (b) after the Participant's employment by an Affiliate terminates following the Participant's Total Disability, the Participant's Employer will pay the remaining balance of the Participant's Deferral Account to the Participant's Beneficiary at the same time and in the same form as such benefits would have otherwise been paid to the Participant.

7.3   Post-Termination Death Benefits.

        If a Participant dies following termination of employment with an Affiliate for reasons other than (a) Retirement or (b) following the Participant's Total Disability, but prior to the payment of all benefits under the Plan, the Participant's Employer will pay the remaining vested balance of the Participant's Deferral Account to the Beneficiary in a lump sum as soon as administratively practicable following the Participant's death, but in no event earlier than January 2, 2002 or as soon as administratively practicable thereafter.

7.4   Change in the Form of Benefits.

        Beneficiaries may petition the Administrator once, and only after the death of the Participant, for a change in the form of death benefits. The Administrator may, in its sole and absolute discretion, choose to grant or deny such a petition.

7.5   Small Benefit Exception.

        Notwithstanding the foregoing provisions of Section 7.1 and 7.2 set forth above, the Administrator may, in its sole discretion:

          (a)   pay death benefits in a single lump sum if the sum of all benefits payable to the Beneficiary is less than or equal to $3,500, or

          (b)   reduce the number of monthly installments elected by the Participant if necessary to produce a monthly death benefit of at least $300.

ARTICLE 8
TOTAL DISABILITY BENEFITS

8.1   Amount of Benefits

        Upon termination of a Participant's employment by an Affiliate following his or her Total Disability, the Participant's Employer will pay the Participant a benefit in the form elected by the Participant in accordance with Section 5.2, based on the vested balance of the Participant's Deferral Account as of the Valuation Date. If paid as a lump sum, the benefit will be equal to the vested balance of the Participant's Deferral Account. If paid in installments, the installments will be paid in amounts that will amortize the Participant's vested Deferral Account balance with interest credited at the 120% 10-Year Rate, as in effect from time to time, over the period of time benefits are to be paid. For purposes of calculating installments, the Participant's Deferral Account will be valued as of December 31 each year, and subsequent installments will be adjusted for the next calendar year according to procedures established by the Administrator.

8.2   Form of Benefits and Small Benefit Exception.

        Benefits shall be paid in the form elected by the Participant in accordance with Section 5.2 and all the provisions of Section 5.2 (Form of Benefits) and Section 5.4 (Small Benefit Exception) shall apply to all benefit payments made upon the Participant's termination of employment following his or her Total Disability.

8.3   Commencement of Benefits.

        Benefits will be paid or installments will commence within 60 days following termination of the Participant's employment, but in no event earlier than January 2, 2002 or as soon as administratively practicable thereafter.

ARTICLE 9
IN-SERVICE WITHDRAWALS

9.1   Scheduled Withdrawals

        (a)    Election.    A Participant may elect on his or her Participation Election to receive distribution of a specified dollar amount of his or her entire vested Deferral Account balance at a specified year in the future. A Participant may elect only one Scheduled Withdrawal and only one distribution per year. Such election, if made, must be on the Participant's Participation Election at the time it is initially submitted to the Administrator and shall be irrevocable once filed. Notwithstanding the foregoing, a Participant who has not previously made an election under this Section 9.1(a) may request a scheduled in-service withdrawal by filing a written election on or before November 30, 2003, on a form and in a manner prescribed by the Administrator, with the Administrator; provided, however, that the written election will be invalid if (i) the withdrawal is scheduled to occur less than 13 months after the written election is received by the administrator, (ii) the written election is received by the Administrator less than 13 months prior to the date of the Participant ceases to be employed by an Affiliate or (iii) the Participant ceases to be employed by an Affiliate prior to the date the Scheduled Withdrawal is to be distributed.

        (b)    Timing and Form.    Scheduled Withdrawals shall be paid in a lump sum on or as soon as administratively practicable following January 1st of the year specified in the Participation Election.

        (c)    Remaining Deferral Account.    The remainder, if any, of the Participant's Deferral Account following payment of a Scheduled Withdrawal will remain credited to that Deferral Account and will be distributed according to the other terms of the Plan and the Participant's Participation Election.

9.2   Unscheduled Withdrawals.

        A Participant may elect, on a form provided and in a manner prescribed by the Administrator, to withdraw between 25% and 100% (in whole percentages) of his or her vested Deferral Account balance at any time following the second anniversary of the Exchange Date. A Participant who makes an Unscheduled Withdrawal shall pay a penalty of 10% of the amount elected to be withdrawn which shall be deducted from the amount of the Unscheduled Withdrawal otherwise payable and forfeited to the Employer. The 10% penalty percentage shall be reduced to 5% of the amount elected to be withdrawn in the case of Unscheduled Withdrawals received within two years following a Change in Control. The following Unscheduled Withdrawal elections shall be treated as an election to make an Unscheduled Withdrawal of 100% of the Participant's vested Deferral Account balance: (a) an Unscheduled Withdrawal of over 75% of the Participant's vested Deferral Account balance, or (b) an Unscheduled Withdrawal which leaves a vested Deferral Account balance of $3,500 or less. The Unscheduled Withdrawal shall be paid within 30 days after the date the Administrator receives an Unscheduled Withdrawal election from the Participant.

9.3   Severe Financial Hardship Withdrawals.

        A Participant may elect, on a form and in a manner prescribed by the Administrator, to withdraw all or a portion of his or her vested Deferral Account balance at any time without penalty on account of his or her Severe Financial Hardship, provided that the Administrator approves the Participant's Severe Financial Hardship Withdrawal. However, a Severe Financial Hardship Withdrawal shall not exceed the amount needed by the Participant to alleviate the Severe Financial Hardship, plus the amount of taxes that will be withheld from such withdrawal. The Administrator is the final arbiter of whether a particular set of factual circumstances constitutes a Severe Financial Hardship to a Participant and the Administrator's decision shall be final and binding. The amount of a Severe Financial Hardship Withdrawal that is approved by the Administrator shall be paid in a lump sum as soon as administratively practicable following the Administrator's approval.

ARTICLE 10
CONDITIONS RELATED TO BENEFITS

10.1   Nonassignability.

        The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or in any manner whatsoever. These benefits will be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishments or executions against any Participant to the fullest extent allowed by law. Notwithstanding the foregoing, the benefit payable to a Participant may be assigned in full or in part, pursuant to a domestic relations order of a court of competent jurisdiction or, following the Participant's death, may be paid to the Participant's Beneficiary.

10.2   No Right to Assets.

        The benefits paid under the Plan will be paid from the general assets of the respective Employer (or, in the event that Employer becomes insolvent, from the general assets of EIX), and Participants and Beneficiaries will be no more than unsecured general creditors of the Employer or EIX with no special or prior rights, claims or interests in any assets of the Employer and/or EIX for payment of any obligations hereunder. To that end, EIX guarantees the Plan obligations of each other Employer should that Employer become insolvent. The Participant will have no claim to benefits from any other Affiliate.

10.3   Protective Provisions.

        Participants and Beneficiaries will cooperate with the Administrator by furnishing any and all information requested by the Administrator to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary, and taking such other actions (including filling out such reasonably required certificates) as may be requested by the Administrator. If any Participant or Beneficiary refuses to cooperate, the Administrator and the Employer will have no further obligation to such Participant or Beneficiary under the Plan.

10.4   Taxes, Tax Withholding.

        Each Participant, former Participant and Beneficiary shall be solely responsible for all income and employment taxes arising in connection with participation in the Plan or becoming entitled to benefits under the Plan except to the extent the principles of tax equalization apply. The Administrator may reduce the amount of a Participant's Deferral Account or any benefit otherwise payable under the Plan by the amount of any foreign, federal, state or local income tax withholding requirements and/or "hypothetical taxes" and Social Security, Medicare or other employee tax requirements applicable to the accrued or payment of benefits under the Plan. To the extent the Administrator cannot or does not satisfy such withholding obligations in that manner, Participants and Beneficiaries will make appropriate arrangements, as a condition to the payment of any benefit, with the Administrator for satisfaction of any such withholding obligation.

10.5   Employer's Right to Defer Payment.

        If the Administrator determines that an Employer's ability to take a tax deduction for one or more payments to be made under the Plan is, or reasonably could be, limited by Code Section 162(m), the Employer may elect to defer such payment(s) until a year in which the Administrator determines that the Employer's tax deduction for such payment(s) is not, or is reasonably not expected to be, limited by Code Section 162(m). Any payments deferred under this Section 10.5 shall remain in the Deferral Account of an affected Participant and shall continue to earn interest at the rate applicable to that Deferral Account.

10.6   Termination of Employment.

        For all purposes of the Plan, a termination of a Participant's employment shall not be deemed to occur if the Participant's employment by one Affiliate terminates and, within 30 days of that termination, the Participant is reemployed by the same or another Affiliate.

10.7   Payments on Behalf of Persons Under Incapacity.

        In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any person found by the Administrator, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrator, the Employer and all other Affiliates.

ARTICLE 11
PLAN ADMINISTRATION

11.1   General.

        The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to EIX management to whom day-to-day Plan operations are delegated.

11.2   Administrator Action.

        The Administrator shall act at meetings by affirmative vote of a majority of the members of the Administrator. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Administrator and such written consent is filed with the minutes of the proceedings of the Administrator. A member of the Administrator shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Administrator designated by the Chairman may execute any certificate or other written direction on behalf of the Administrator.

11.3   Powers and Duties of the Administrator.

        The Administrator shall have all powers necessary to accomplish its purposes under Section 11.1, including, but not by way of limitation, the power:

          (a)   To construe and interpret the terms and provisions of the Plan;

          (b)   To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries, to determine the time and manner in which such benefits are paid, and to determine the amount of withholding taxes to be deducted pursuant to Section 10.4;

          (c)   To maintain all records that may be necessary for the administration of the Plan;

          (d)   To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

          (e)   To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

          (f)    To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrator may from time to time prescribe.

11.4   Construction and Interpretation.

        The Administrator shall have full discretion to construe and interpret the terms and provisions of the Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to each Participating Affiliate and any Participant or Beneficiary. The Administrator shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

11.5   Information.

        To enable the Administrator to perform its functions, each Participating Affiliate shall supply full and timely information to the Administrator on all matters relating to the compensation of all

Participants, their Cash Exchange Amounts and SEU Exchange Amounts, their death or other cause of termination, and such other pertinent facts as the Administrator may require.

11.6   Compensation, Expenses and Indemnity.

        The members of the Administrator shall serve without compensation for their services hereunder. The Administrator is authorized at the expense of the Participating Affiliates to employ such legal counsel and accountants as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Participating Affiliates. To the extent permitted by applicable state law, the Participating Affiliates shall indemnify and save harmless the Administrator and each member thereof, and delegates of the Administrator who are employees of a Participating Affiliate, against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Participating Affiliates or provided by the Participating Affiliates under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

ARTICLE 12
BENEFICIARY DESIGNATION

12.1   Beneficiary Designations—General.

        Each Participant will have the right, at any time, to designate any person or persons as Beneficiaries (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant's death. The Beneficiary designation will be effective when it is received in writing by the Administrator during the Participant's lifetime on a form prescribed by the Administrator.

        The receipt of a new valid Beneficiary designation by the Administrator will cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary, and unless in the case of marriage the Participant's new spouse previously was designated as Beneficiary. The spouse of a married Participant must consent in writing to any designation of a Beneficiary other than the spouse.

        If a Participant fails to validly designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to the complete distribution of the Participant's benefits, then the Administrator will direct the payment of the Participant's remaining benefits to the Participant's surviving spouse, or if there is no surviving spouse, to the Participant's estate. If a Beneficiary dies after commencement of payment of the Participant's benefits to such Beneficiary, a lump sum of any remaining payments will be paid to such Beneficiary's beneficiary, if one has been designated, or to such Beneficiary's estate.

12.2   Payments to Minors.

        Notwithstanding anything else herein to the contrary, in the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid: (a) to that person's living parent(s) to act as custodian; (b) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent; or (c) if no parent of that person is then living, to a custodian selected by the Administrator to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrator decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

ARTICLE 13
AMENDMENT OR TERMINATION OF PLAN

13.1   Amendment of Plan.

        Subject to the terms of Section 13.3, EIX may amend the Plan at any time in whole or in part, provided, however, that the amendment: (a) will not decrease the balance of any Participant's Deferral Account at the time of the amendment, and (b) will not result in a change to the interest formula that effectively decreases the interest rates under the Plan. EIX may, however, amend the interest crediting dates of the Plan prospectively, in which case the Administrator will notify Participants of the amendment in writing within 30 days after the amendment.

13.2   Termination of Plan.

        Subject to the terms of Section 13.3, EIX may terminate the Plan at any time. If EIX terminates the Plan, all Plan benefits will become fully vested, and the benefits Participants are entitled to receive under the Plan will be paid to Participants in a lump sum within 60 days of the Plan's termination.

13.3   Amendment or Termination After Change in Control.

        Notwithstanding the foregoing, EIX will not amend or terminate the Plan without the prior written consent of affected Participants for a period of two calendar years following a Change in Control, and will not thereafter amend or terminate the Plan in any manner which affects any Participant or Beneficiary who commences receiving benefits under the Plan prior to the end of the two year period following the Change in Control.

13.4   Exercise of Power to Amend or Terminate.

        Except as provided in Section 13.3, EIX's power to amend or terminate the Plan will be exercisable by the Administrator.

13.5   Constructive Receipt Termination.

        Notwithstanding anything to the contrary in the Plan, in the event the Administrator determines that amounts deferred under the Plan have been constructively received by a Participant and must be recognized as income for income tax purposes under applicable law, the Administrator may, in its sole discretion, commence distribution of that Participant's Deferral Account on such terms as it may prescribe. The determination of the Administrator will be binding and conclusive.

ARTICLE 14
CLAIMS AND ARBITRATION PROCEDURES

14.1   Claims and Review Procedures.

        (a)    Initial Claim.    The Administrator will notify a Participant in writing, within 90 days after his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Plan. If the Administrator determines that a Participant is ineligible for benefits or full benefits, the notice will set forth: (i) the specific reasons for the denial, (ii) a specific reference to the provisions of the Plan on which the denial is based, (iii) a description of any additional information or material necessary for the claimant to perfect his or her claim and a description of why it is needed, and (iv) an explanation of the Plan's claims review procedures and other appropriate information as to the steps to be taken if the Participant wishes to have the claim denial reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

        (b)    Review of Claim Denial.    If a Participant is determined by the Administrator to be ineligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant will have the opportunity to have the claim denial reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the claim denial notice issued by the Administrator. Said petition will state the specific reasons which the Participant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the Participant (and counsel, if any) an opportunity to present his or her position to the Administrator orally or in writing, and the Participant (or counsel) will have the right to review any pertinent documents. The Administrator will notify the Participant of its decision in writing within the 60-day period, stating specifically the basis for its decision, written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of special circumstances, the 60-day period is insufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator and notice of this deferral will be given to the Participant. In the event of the death of the Participant, the same procedures will apply to the Participant's Beneficiaries.

14.2   Dispute Arbitration.

        If a Participant or Beneficiary is dissatisfied with the Administrator's decision on review, the matter shall be resolved through final and binding arbitration in Los Angeles, California, pursuant to California Civil Procedure Code Sections 1282-1284.2 (excluding Sections 1283 and 1283.05). The arbitration shall be before a single neutral arbitrator mutually agreed upon by the parties. In the event that the parties are unable to agree upon an arbitrator, the arbitrator shall be selected pursuant to California Civil Procedure Code Section 1281.6. If a Participant or Beneficiary does not submit a request for arbitration within 30 days of receipt of the Administrator's written decision on review, the Participant or Beneficiary will be bound by the Administrator's determination on review and may not thereafter be entitled to a review of the Administrator's determination by an arbitrator or a court.

ARTICLE 15
MISCELLANEOUS

15.1   Successors.

        The rights and obligations of each Employer under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer.

15.2   ERISA Plan.

        The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a "select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA, and therefore, the Plan is intended to be exempt from Parts 2, 3 and 4 of Title I of ERISA. EIX is the named fiduciary.

15.3   Trust.

        The Employers will be responsible for the payment of all benefits under the Plan. At their discretion, Employers may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. The trust or trusts may be irrevocable, but an Employer's share of the assets thereof will be subject to the claims of the Employer's creditors. Benefits paid to the Participant from any such trust will be considered paid by the Employer for purposes of meeting the obligations of the Employer under the Plan.

15.4   Employment Not Guaranteed.

        Nothing in the Plan, nor any amounts credited to a Participant's Deferral Account, shall confer upon any Participant any right to continue in the employ of any Affiliate, constitute any contract or agreement of employment or affect any Participant's status as an employee at will, nor shall interfere in any way with the right of any Affiliate to change any Participant's compensation or other benefits, or to terminate any Participant's employment with or without Cause. Nothing in this Section 15.4, however, is intended to adversely affect any express independent right of such person under a separate employment contract.

15.5   Continued Service.

        The vesting schedule applicable to benefits under the Plan requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of Plan benefits and the rights and benefits under the Plan. Partial service, even if substantial, during any vesting period will not entitle a Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 3.2(a), except as otherwise expressly provided in Section 3.2(b) or 3.2(c).

15.6   Gender, Singular and Plural.

        All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

15.7   Captions.

        The captions of the articles and sections of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.

15.8   Validity.

        If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

15.9   Waiver of Breach.

        The waiver by the Employer or an Affiliate of any breach of any provision of the Plan by the Participant will not operate or be construed as a waiver of any subsequent breach by the Participant.

15.10   Expenses.

        Expenses and fees incurred in connection with the administration of the Plan shall be paid by EIX. The Administrator is authorized to employ such legal counsel and consultants as it may deem advisable to assist in the performance of its administrative duties.

15.11   Applicable Law.

        The Plan will be governed and construed in accordance with the laws of California except where the laws of California are preempted by ERISA.

15.12   Notice.

        Any notice or filing required or permitted to be given to an Employer or an Affiliate under the Plan will be sufficient if made in writing and hand-delivered, or sent by first class or equivalent mail to the principal office of EIX, directed to the attention of the Administrator. The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark. Notwithstanding the foregoing, a Participant's Participation Election may be filed by facsimile transmission as provided in the instructions to the Edison International-Edison Mission Energy Affiliate Option Exchange Offer Election Form and Tax Equalization Agreement and Release Agreement for U.S. Employees in Singapore.

QuickLinks

  Exhibit 10.55
APPENDIX A TO THE EDISON INTERNATIONAL AFFILIATE OPTION DEFERRED COMPENSATION PLAN (AMENDED AND RESTATED)
TABLE OF CONTENTS
APPENDIX A TO THE EDISON INTERNATIONAL AFFILIATE OPTION DEFERRED COMPENSATION PLAN (AS AMENDED AND RESTATED)
ARTICLE 1 DEFINITIONS
ARTICLE 2 PARTICIPATION
ARTICLE 3 EMPLOYEE DEFERRALS
ARTICLE 4 DEFERRAL ACCOUNTS AND INTEREST—GENERAL RULES
ARTICLE 5 RETIREMENT BENEFITS
ARTICLE 6 TERMINATION OF EMPLOYMENT BENEFITS
ARTICLE 7 DEATH BENEFITS
ARTICLE 8 TOTAL DISABILITY BENEFITS
ARTICLE 9 IN-SERVICE WITHDRAWALS
ARTICLE 10 CONDITIONS RELATED TO BENEFITS
ARTICLE 11 PLAN ADMINISTRATION
ARTICLE 12 BENEFICIARY DESIGNATION
ARTICLE 13 AMENDMENT OR TERMINATION OF PLAN
ARTICLE 14 CLAIMS AND ARBITRATION PROCEDURES
ARTICLE 15 MISCELLANEOUS